Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-276122, Registration Statement No. 333-260789, Registration Statement No. 333-105715, Registration Statement No. 33-53968, and Registration Statement No. 333-170208 of Union Pacific Corporation on Form S-8 of our report dated June 25, 2024, relating to the financial statements of Union Pacific Agreement Employee 401(k) Retirement Thrift Plan, appearing in this Annual Report on Form 11-K of Union Pacific Agreement Employee 401(k) Retirement Thrift Plan for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
June 25, 2024